                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             BELL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             BELL INDUSTRIES, INC.
                          11812 SAN VICENTE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90049-5069

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Tuesday, May 7, 1996, at 10:00 A.M., at the Company's Corporate Office, 11812 San Vicente Boulevard, Los Angeles, California. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The formal actions to be taken at the meeting are (1) the election of the Board of Directors for the ensuing year; (2) the consideration of a proposal to increase the authorized number of shares of common stock from 10 million to 35 million; and (3) the consideration of a proposal to adopt a Non-employee Directors' Stock Option Plan. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                          Sincerely yours,

                                          THEODORE WILLIAMS
                                          Chairman

March 18, 1996

                             BELL INDUSTRIES, INC.
                          11812 SAN VICENTE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90049-5069

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1996

     The Annual Meeting of Shareholders of Bell Industries, Inc., a Delaware corporation, will be held at the Company's Corporate Office, 11812 San Vicente Boulevard, Los Angeles, California, on Tuesday, May 7, 1996 at 10:00 A.M.

     The purposes of the meeting are:

     (1) to elect seven directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected;

     (2) to consider increasing the authorized number of shares of common stock from 10 million to 35 million;

     (3) to consider adopting a Non-employee Directors' Stock Option Plan; and

     (4) to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, March 8, 1996 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          JOHN J. COST
                                          Secretary

March 18, 1996

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.

                                  MAY 7, 1996

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about March 18, 1996 to shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on May 7, 1996, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors") and FOR the proposals to increase the authorized number of shares of common stock and to adopt the Non-employee Directors' Stock Option Plan. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Friday, March 8, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote 6,904,204 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters. Further, in connection with the election of directors, each shareholder may elect to cumulate votes. To approve increasing the authorized number of shares of common stock, the approval of the holders of a majority of the outstanding shares is required. To approve the adoption of the Non-employee Directors' Stock Option Plan and for all other matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the number of shares present in person or represented by proxy on a voting matter, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of seven directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. All of the seven director nominees are currently directors of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth in the following table:

                                                              YEAR       SHARES BENEFICIALLY     PERCENT
                                                              FIRST          OWNED AS OF            OF
NAME AND PRINCIPAL OCCUPATION                        AGE     ELECTED        MARCH 1, 1995         CLASS
-----------------------------                        ---     -------     -------------------     --------
John J. Cost(1)(3)                                   61        1971              2,148(4)            (5)
  Of Counsel
  Irell & Manella, Attorneys
Anthony L. Craig(3)                                  50        1993                110               (5)
  [Private investor and consultant]
Gordon M. Graham(2)                                  61        1994             16,421(6)            (5)
  Senior Vice President
Bruce M. Jaffe(2)                                    52        1981             39,643(7)            (5)
  President and Chief Operating Officer
Charles S. Troy(1)(3)                                52        1993                330               (5)
  President, E&S Ring Management Corporation
Milton Rosenberg(1)(3)                               73        1975              4,127               (5)
  Private investor and consultant to high
  technology companies
Theodore Williams(2)                                 75        1969            285,851(4)           4.1%
  Chairman and Chief Executive Officer

---------------

(1) Member of Audit and Nominating Committees.

(2) Member of Executive Committee.

(3) Member of Compensation Committee.

(4) Includes 28 shares and 1,649 shares held by Messrs. Cost and Williams, respectively, as custodians for their children.

(5) Less than 1% of total outstanding shares.

(6) Includes 1,719 shares issuable pursuant to currently exercisable stock options.

(7) Includes 12,669 shares issuable pursuant to currently exercisable stock options.

     Mr. Williams was President and Chief Executive Officer of the Company since 1970. In January 1995, he resigned as President but remains Chairman and Chief Executive Officer. Mr. Jaffe had been Senior Vice President of the Company for more than five years prior to his appointment as Executive Vice President in 1989. He assumed the additional responsibility of Chief Operating Officer in 1990 and was elected President in January 1995 to succeed Mr. Williams. For more than the past five years, Mr. Graham has been employed by the Company in an executive capacity. Mr. Cost was a partner in the law firm of Irell & Manella, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel" to it. He was elected Secretary in 1987. Irell & Manella acts as general counsel to the Company. For more than the past five years, Mr. Rosenberg has been self-employed as an investor in, and consultant to, high technology companies. Mr. Rosenberg also serves as a director of M.R.V. Communications, a laser communications firm, based in Woodland Hills, California.

     From November 1993 through December 1995, Mr. Craig was a Vice President of Digital Equipment Corporation, a New York Stock Exchange Company, located in Mayward, Massachusetts, engaged in the manufacture of computer equipment. From June 1992 until July 1993, he was a Senior Vice President of Oracle Systems Corp., a publicly traded data base and consulting company with annual revenues of over $1 billion. From June 1990 through February 1992, he was President and Chief Executive Officer of C3 Inc., a private company involved in systems integration for the U.S. Government. From October 1988 through September 1989, Mr. Craig was the Chief Executive Officer of Prime Computer, a publicly traded computer manufacturer. Mr. Craig is also a director of Iomega Corporation, a computer disc storage firm located in Roy, Utah. For more than the last five years, Mr. Troy has been President and Chief Executive Officer of E&S Ring Management Corporation, Culver City, California. E&S Ring Management is a regional property management firm, specializing in multifamily and commercial properties.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

     Directors who are employees receive no additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $30,000, plus $1,000 for each attendance at a meeting of the Board or a committee thereof which does not immediately precede or follow a meeting of the Board. The Company had a directors' retirement plan for non-employee directors. Under the plan, directors having served at least ten years as a director after reaching the age of 65 are entitled to receive an annual retirement benefit equal to 50% of the annual retainer fee in effect at the time of retirement, increasing 10% for each year of service after the tenth year. Such payments will be made for the number of years equal to the number of years served as a director or until his or her death; provided, that a surviving spouse is entitled for a period of five years after death to continue to receive the same benefits that such director would have been so entitled to receive. If a director has reached age 60 and ceases to serve as a director at the request of the Company, he will be entitled to the same retirement benefits as if he retired at age 65. In the event of a change in control, a director leaving the Board would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit. In January 1996, the Company terminated the directors' retirement plan except with respect to Messrs. Cost and Rosenberg, each of whom has served as a director for more than 20 years.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     To the Company's knowledge, except as hereinafter described, no single shareholder owned of record or beneficially as of March 1, 1996, more than 5% of the Company's common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held 5,796,661 shares, representing 84% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through December 31, 1995 with the Securities and Exchange Commission, the Company believes that each of the companies named below beneficially owns five percent (5%) or more of the Company's common stock:

                        NAME AND ADDRESS                     AMOUNT AND NATURE        PERCENT
                      OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP     OF CLASS
                      -------------------                 -----------------------     --------
        Newsouth Capital Management.....................          558,547                8.6
          755 Crossover Lane                                      (Direct)
          Memphis, Tennessee 38117
        Quest Advisory Corp. and........................          354,178                5.1
          Quest Management Company                                (Direct)
          1414 Avenue of the Americas
          New York, New York 10019

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 1, 1996. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                        NAME AND ADDRESS                   AMOUNT AND NATURE OF       PERCENT
                      OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP       OF CLASS
                      -------------------                 -----------------------     --------
        Paul F. Doucette................................           53,482(2)             (1)
          Senior Vice President                                   (Direct)
        D.J. Hough......................................           41,054(3)             (1)
          Vice President                                          (Direct)
        Tracy A. Edwards................................           10,048(4)             (1)
          Vice President                                          (Direct)
        All directors and executive officers as a                 456,348(5)             6.6
          group(11).....................................

---------------

(1) Less than 1% of the outstanding.

(2) Includes 10,464 shares issuable pursuant to currently exercisable stock options.

(3) Includes 6,745 shares issuable pursuant to currently exercisable stock options.

(4) Includes 6,194 shares issuable pursuant to currently exercisable stock options.

(5) Includes 39,825 shares issuable pursuant to currently exercisable stock options.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (A):
         BELL INDUSTRIES, INC., NYSE MARKET INDEX AND PEER GROUP INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)     BELL IND. INC.      PEER GROUP     BROAD MARKET
1990                             $100.00            $100.00         $100.00
1991                             $ 85.69            $121.28         $129.41
1992                             $ 93.01            $169.73         $135.50
1993                             $147.00            $196.27         $153.85
1994                             $179.77            $183.47         $150.86
1995                             $208.53            $222.30         $195.61

(A) Assumes $100 invested on December 31, 1990 and dividends reinvested.

(B) The Peer Group consists of the following electronic and industrial distribution companies:

            Arrow Electronics, Inc.                    Milgray Electronics Inc.
            Avnet, Inc.                                Pioneer Standard Electronics
            Jaco Electronics Inc.                      Premier Industrial Corp.
            Kent Electronics Corp.                     Sterling Electronics Corp.
            Marshall Industries                        Wyle Electronics, Inc.

(C) The Broad Market Index chosen was New York Stock Exchange Market Index.

                             EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers (the Named Officers) for the three years in the period ended December 31, 1995 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                         AWARDS(3)
                                                                                        ------------
                                                        ANNUAL COMPENSATION               OPTIONS
                                                 ----------------------------------      (NUMBER OF
NAME AND PRINCIPAL POSITION             YEAR      SALARY      BONUS(1)     OTHER(2)       SHARES)
---------------------------             ----     --------     --------     --------     ------------
Theodore Williams                       1995     $400,000     $246,089     $ 41,602
  Chairman and Chief                    1994      400,000      228,271       40,900
  Executive Officer                     1993      380,000       86,397          446
Bruce M. Jaffe                          1995     $305,000     $187,043     $ 31,948         5,000
  President and Chief                   1994      285,000      162,643       29,400        68,250
  Operating Officer                     1993      272,500       61,558          446         4,368
Paul F. Doucette(4)                     1995     $240,000     $147,353     $ 25,525         5,000
  Senior Vice President                 1994      230,000      131,255       23,900        47,250
                                        1993      230,000       49,678          446         4,368
D.J. Hough                              1995     $202,800     $124,767     $ 21,882
  Vice President and Chief              1994      202,800      115,733       21,180        31,500
  Information Officer                   1993      202,800       43,803          446         2,184
Tracy A. Edwards                        1995     $145,520     $ 89,527     $ 16,122         4,000
  Vice President and Chief              1994      145,520       83,045       15,420        26,250
  Financial Officer                     1993      135,000       31,431          446         2,184

---------------

     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 1995 were not paid until February 1996. For 1995, the named individuals received, prorata, an aggregate of 6,638 shares of common stock as part of their bonuses in accordance with the policy established by the Compensation Committee of paying bonuses earned by reason of achieving a return on equity in excess of a predetermined amount in shares of common stock rather than cash. The shares were valued at the average of the closing prices on the New York Stock Exchange for the ten days preceding February 1, 1996.

(2) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(3) Includes options attributable to calendar year but granted in later period.

(4) Mr. Doucette is married to a niece of Mr. Williams.

STOCK OPTIONS

     There were no stock options granted during the year ended December 31, 1995 to the Named Officers reflected in the Summary Compensation Table.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the chief executive officer and the Named Officers, concerning the exercise of options during the year ended December 31, 1995 and unexercised options held as of December 31, 1995:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                VALUE
                                              REALIZED          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                            (MARKET PRICE      OPTIONS AT DECEMBER 31,       OPTIONS AT DECEMBER 31,
                               SHARES        AT EXERCISE                1995                         1995(1)
                              ACQUIRED      LESS EXERCISE    ---------------------------   ---------------------------
NAME                         ON EXERCISE       PRICE)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   ---------------   -----------   -------------   -----------   -------------
Theodore Williams..........      0               0                  0              0              0               0
  Chairman and Chief
  Executive Officer
Bruce M. Jaffe.............      0               0             12,670         70,459       $123,137        $403,898
  President and Chief
  Operating Officer
Paul F. Doucette...........      0               0             10,465         50,614       $111,274        $297,132
  Senior Vice President
D.J. Hough.................      0               0              6,747         33,207       $ 70,969        $193,268
  Vice President and Chief
  Information Officer
Tracy A. Edwards...........      0               0              6,196         28,246       $ 68,003        $166,576
  Vice President and Chief
  Financial Officer

---------------

(1) Based upon the closing price on the New York Stock Exchange on that date ($22.50).

EMPLOYMENT AGREEMENTS

     In January 1979, the Company entered into an employment agreement with Mr. Williams, the Company's Chairman and Chief Executive Officer. Mr. Williams' agreement provides for an annual salary of not less than $179,400. He is to be employed as Chief Executive Officer until retirement. Upon retirement, Mr. Williams is entitled to receive for his lifetime an annual amount equal to one-half of the average of the highest three years of salary plus bonus paid during his last ten years of employment. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. In August 1994, Mr. Williams' agreement was amended so as to fix his retirement benefits to those accrued through June 30, 1994. As amended, Mr. Williams' employment agreement provides that upon his retirement or death prior to retirement, he or his estate will receive approximately $2,187,000, which amount represented the present value of the estimated future payments payable under his employment agreement as at June 30, 1994, as determined by recognized actuarial standards. In September 1995, the employment agreement was further amended to permit a withdrawal prior to retirement of $187,000 which withdrawal was made.

     In February 1995, the Company entered into employment and retirement agreements with Bruce M. Jaffe, its President and Chief Operating Officer, and Paul F. Doucette, a Senior Vice President. These agreements provide for annual salaries of not less than $285,000 and $230,000, respectively. Mr. Jaffe is to be employed as President and either Chief Operating Officer or Chief Executive Officer and Mr. Doucette as a Senior Vice President or in a more senior office. Upon retirement at age 65, Messrs. Jaffe and Doucette are entitled to annual retirement payments for life equal to one-half of the average of the highest three years of salary and bonus paid during his last ten years of employment. Further, each may elect early retirement at age 62, in which event the retirement payments are equal to one-third of such average amount. Under most circumstances, a termination by the Company prior to age 62 is deemed a retirement by the officer at age 62 and from age 62 through 65, the retirement payments are increased proportionately. If there is a voluntary termination by either person prior to age 62, he receives no retirement payments until he reaches age 62, at which time he is deemed to have retired at age 62. If either is terminated after a change in control, he is entitled to the same benefits as if he retired at age 65. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. Both Mr. Jaffe and Mr. Doucette have been employed with the Company in managerial positions for over twenty-five years.

     The Company has severance agreements with its executive officers, including Messrs. Graham, Hough and Edwards but not Messrs. Williams, Jaffe or Doucette. Each of these contracts provides, in essence, that should there be a "change in control" (as defined), and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a payment in the amount of 295% of the officer's "base amount" (generally equivalent to the average of his last three years compensation) as determined in accordance with
Section 280G of the Internal Revenue Code. A "change of control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Under the severance agreements, an officer may be terminated for "cause"; defined generally as (i) the willful and continued failure to perform his or her duties, or (ii) the willful engagement in misconduct which is materially injurious to the Company.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

     The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accosting or profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) (with respect to a director) any liability arising out of a breach of his fiduciary duties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Cost who is also a member of the Compensation Committee is the Secretary of the Company. He receives as compensation for his services as Secretary, in lieu of the annual retainer for being a director, an amount equal to the annual retainer.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. Although no bonuses were awarded for fiscal 1992 and 1993, significant bonuses were granted for the fiscal year ended June 30, 1994, for the six month period ended December 31, 1994, and the twelve-month period ended December 31, 1995, based upon the formulas described hereafter. Further, in September 1994, and February 1996 executives were awarded stock options under Bell's stock option plans at an exercise price equal to the fair market value of the underlying shares on the date of grant.

     The Company Compensation Committee currently consists of Messrs. Cost, Craig, Troy and Rosenberg. The duties of the Compensation Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive and chief operating officers.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to, executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in the electronics and industrial distribution companies comprising its Peer Group. Based upon its most recent survey (March 1995), the Committee believes that the compensation levels paid to Company executives are in the mid-range of compensation paid by its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     Prior to fiscal 1994, cash bonuses were considered annually and awarded generally upon a subjective evaluation of the particular officer's performance during the year and were dependent upon the overall financial achievement of the Company during the year. For example, bonuses usually were not given in years where the Company's growth was nominal. Thus, no incentive cash bonuses were awarded for fiscal 1992 and 1993. For the year ended June 30, 1994, for the six-month period ended December 31, 1994, and for the year ended December 31, 1995, the Committee established an incentive bonus program based upon the return on shareholders' equity and awarded incentive bonuses for those periods in accordance with such program. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive and Chief Operating Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the year ended June 30, 1994, for the six-month period ended December 31, 1994 and for the year ended December 31, 1995, the Company's return on shareholders' equity was approximately 10%, 12% and 14%, respectively, in each case in excess of the pre-determined minimum. The amount of a particular officer's bonus was an arithmetic calculation based upon the actual return on shareholders' equity and that officer's base salary. Since the amount of any bonus was dependent upon the extent to which the Company's actual return on shareholders' equity exceeded the pre-determined minimum return, there was no arithmetic limitation upon the amount of bonuses that could be earned. Although individual performance may also be taken into consideration in determining bonuses, it was not for any of those period. For the current fiscal year, the Committee intends to continue an incentive program upon which bonuses will be awarded and expects that the performance objectives will be similar to those used in the past.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options usually become vested over a period of four years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options were granted to the Company's executive officers in September 1994 and February 1996 with exercise prices equal to fair market value at the time of grant.

CHIEF EXECUTIVE AND OPERATING OFFICERS' COMPENSATION

     Mr. Williams has been the Company's Chief Executive Officer for over twenty years. His annual base salary was $400,000 for the year ended December 31, 1995. Additionally, Mr. Williams was awarded a bonus for 1995 based upon predetermined achievements of specific goals for Company performance consisting of $212,000 cash and $34,089 in stock (1,620 shares of common stock valued at $21.04 per share). The Committee has fixed Mr. Williams' base salary for the current fiscal year at an annual rate of $400,000. Due to his substantial stock ownership, the Committee decided that it was not necessary to provide Mr. Williams with additional long-term incentive through the grant of stock options.

     Mr. Jaffe has been Chief Operating Officer since 1990. For many years prior, he had been the Company's Chief Financial Officer. His annual base salary for fiscal 1995 was at the rate of $285,000 through July at which time it was increased to $325,000. Additionally, he received a bonus for that year also based upon predetermined achievements of specific goals for Company performance consisting of $161,050 cash and $25,993 stock (1,235 shares of common stock valued at $21.04 per share.) Also, in February 1996, Mr. Jaffe was granted a stock option, as long-term incentive, covering 5,000 shares at an exercise price equal to fair market value at date of grant ($22.50). The Committee has fixed Mr. Jaffe's base salary for the 1996 fiscal year at the current rate of $325,000.

     The Committee believes that both Mr. Williams and Mr. Jaffe have managed the Company exceptionally well during the past few years in the face of a very challenging business environment. Due to the substantial improvement in the Company's operating results during fiscal 1995, each was awarded a cash bonus based upon predetermined achievement of performance goals.

                                          Submitted By:
                                          John J. Cost (Chairman)
                                          Anthony Craig
                                          Charles Troy and
                                          Milton Rosenberg

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Company's contribution to the PSP is determined by the Board of Directors in its discretion. During the fiscal year ended December 31, 1995, the Company contributed $1,000,000 to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. The Company matches the amount of the chosen deferral. Such deferred sums bear an assumed interest at a rate equal to the Lehman Brothers Long T-Bond index.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued interest but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation compared with the participant's age at the time of resignation. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued interest.

                     INCREASE IN AUTHORIZED (COMMON STOCK)

     The Company's Articles of Incorporation, as amended, currently authorizes the Company to issue no more than 11,000,000 shares of stock, of which 10,000,000 shares are authorized to be common stock and 1,000,000 shares are authorized to be preferred stock. As of the record date for the Annual Meeting, there were 6,904,204 shares of common stock issued and outstanding and 1,791,655 shares of common stock reserved for issuance under the Company's stock purchase and option plans. Therefore, as of such date, only 1,304,141 shares of common stock remained available for future issuances. The Board of Directors of the Company has unanimously approved recommending that the shareholders amend the Articles of Incorporation to increase the authorized number of shares of common stock from 10,000,000 to 35,000,000 shares. The number of shares of authorized but unissued preferred stock would remain unchanged.

     The Board of Directors believes it desirable to increase the authorized number of shares of common stock in order to provide the Company with adequate flexibility in corporate planning and strategies. The availability of additional common stock for issuance would be useful in connection with a number of purposes, including corporate financing, future acquisitions, and other corporate purposes such as the issuance of stock dividends and stock options. The Company currently is in various stages of negotiations seeking to acquire several privately-owned companies (none of which would be material) which, if consummated, may involve the issuance of its common stock as consideration. Other than as set forth, there are no plans, arrangements, agreements or understandings regarding the issuance of any of the additional shares of common stock that would be available if the Articles are so amended. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further shareholder approval, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed.

     The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock, and, to the extent issued, would have the same rights and privileges as the shares of common stock presently outstanding. Ownership of shares of the Company's common stock confers no preemptive rights.

     The increase in the authorized but unissued shares of common stock which would result from adoption of the amendment proposed herein could have a potential anti-takeover effect with respect to the Company, although management is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the proposed amendment arises because it would enable the Company to issue additional shares of common stock up to the total authorized number with the effect that the stockholdings and related voting rights of then existing shareholders would be diluted to an extent proportionate to the number of additional shares issued.

     Furthermore, under certain circumstances either the Company's currently unissued preferred stock or the additional authorized shares of common stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. It should be noted that the voting rights to be accorded to any series of preferred stock may be fixed by the Board of Directors at the time of issuance. Accordingly, among other things, the Board of Directors could authorize holders of the preferred stock to vote as a class on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. Also, any of the additional shares of common stock or the preferred stock could be privately placed with purchasers who might side with management of the Company in opposing a tender offer by a third party.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Since under California law, at least a majority of the shares of common stock issued and outstanding (rather than any percentage of the shares represented at the meeting) must approve any amendment to the Articles of Incorporation to increase the authorized number of shares of common stock. Abstentions and broker non-votes, like shares not represented at the meeting, will neither be counted in favor of the proposal, nor increase or decrease the number of votes required for approval. The Board of Directors recommends that shareholders vote FOR the increase in the authorized number of shares of common stock of the Company.

            APPROVAL OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On January 31, 1996, the Board of Directors adopted the Non-employee Director Stock Option Plan (the "Directors' Plan") which is a non-discretionary stock option plan designed to enable non-employee directors of the Company to be granted stock options and also to qualify as a "disinterested person" under Rule 16b-3 for purposes of administering the Company's other stock option plans. Options to purchase 150,000 shares of common stock of the Company are available for grant pursuant to the Directors' Plan.

     The Board of Directors intends to cause the shares of common stock to be issued under the Directors' Plan to be registered on a Form S-8 Registration Statement to be filed with the Securities and Exchange Commission at the Company's expense. The essential features of the Directors' Plan are summarized below. The summary, however, does not purport to be a complete description of the Directors' Plan.

     Administration. The Directors' Plan shall be administered by the Board of Directors of the Company.

     Participation. All non-employee directors are eligible to participate in the Directors' Plan. For purposes of the Plan, Mr. Cost is considered a non-employee even though he is the Secretary of the Company.

     Option Grants. All current non-employee directors have been granted five year options to purchase 10,000 shares of common stock, subject to the Directors' Plan being approved by the shareholders. The exercise price for these options was the closing price ($22.50) of such shares on the New York Stock Exchange on February 5, 1996 (the date of grant and the third business day after the Company's financial results for its 1995 fiscal year were publicly reported). Thereafter, each director shall receive options to purchase 1,000 shares on each anniversary date of his re-election to the Board. Hereafter, each newly elected non-employee director shall automatically receive options to purchase 10,000 shares on his or her initial election or appointment to the Board. The purchase price of any shares purchased upon exercise of an option is to be paid in full in cash, or other outstanding shares of Company common stock at the time of such exercise.

     Option Period. Options granted under the Directors' Plan shall become exercisable in such manner as the Board of Directors shall determine. Each option and all rights or obligations thereunder are to expire on such date as the Board of Directors may determine or upon termination of association with the Company by the option holder, but no later than the day immediately preceding the fifth anniversary of the date on which the option is granted.

     Adjustment upon Changes in Capitalization. In the event of changes in the outstanding common stock of the Company by reason of stock dividends, split ups, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, or liquidations, then the number and class of shares available under the Plan, including the maximum number that may be granted to any one participant, are to be correspondingly adjusted by the Board of Directors. In addition, the Board of Directors is to make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, are exercisable, to the end that the option holder's proportionate interest is maintained. Such adjustment in outstanding options is to be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however that each such adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, is to be made in such manner as not to constitute a "modification" as defined in the Internal Revenue Code. Any such adjustment made by the Board of Directors is to be conclusive. In the event of one or more of the following transactions ("Corporate Transaction"): (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, each outstanding option will become immediately exercisable for up to the full number of shares covered by the option.

     Effective Date. The effective date of the Directors' Plan shall be the date of its adoption by the Board of Directors of the Company. The Directors' Plan, and all options granted thereunder, shall be void and of no further force and effect unless it shall have been approved by the affirmative vote of a majority of the outstanding shares of the common stock present and voting at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR approval of the Directors' Plan.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held six meetings during fiscal 1995. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. The Executive Committee is composed of Messrs. Williams, Jaffe and Graham and held twelve meetings during fiscal 1995. The Executive Committee exercises to a limited extent the authority of the Board of Directors between meetings of the Board. The Audit Committee consists of Messrs. Cost, Troy and Rosenberg and held one meeting during fiscal 1995. The Audit Committee reviews periodic financial statements of the Company, reviews the independent accountants' scope of engagement, performance and fees, and reviews the adequacy of the Company's financial control procedures. The Compensation Committee is composed of Messrs. Cost, Craig, Troy and Rosenberg and during fiscal 1995 held five meetings. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost and Rosenberg are members of the Nominating Committee which was established in March 1993. The Nominating Committee held no meetings during fiscal 1995. Its function is to recommend individuals to be members of the Board of Directors.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1995 upon the written request of any shareholder. This request should be directed to Mr. Tracy A. Edwards, Vice President and Chief Financial Officer, Bell Industries, Inc., 11812 San Vicente Boulevard, Los Angeles, California 90049-5069.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 6, 1997, such a proposal must be received by the Company at its corporate office prior to December 20, 1996.

                                 MISCELLANEOUS

     Price Waterhouse has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from Price Waterhouse will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                          By Order of the Board of Directors

                                          John J. Cost
                                          Secretary

March 18, 1996

PROXY                                                                      PROXY

                              BELL INDUSTRIES, INC.
                           11812 San Vicente Boulevard
                          Los Angeles, California 90049

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


       The undersigned hereby appoints Theodore Williams and Bruce M. Jaffe, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on March 8, 1996, at the Annual Meeting of Shareholders to be held on May 7, 1996 or any adjournment thereof.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors, for increasing the authorized number of shares of common stock and for adopting the Non-employee Stock Option Plan.

                  (Continued and to be signed on reverse side.)

                              BELL INDUSTRIES, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



                                                                         For All
                                                     For    Withheld      Except
1. ELECTION OF DIRECTORS:
   J. Cost, A Craig, G. Graham, B. Jaffe, C. Troy,
   M. Rosenberg, T. Williams


                                                     For    Against      Abstain
2. Increasing the authorized common stock to 35 million shares.


                                                     For    Against      Abstain
3. Adoption of a Non-employee Directors' Stock
   Option Plan.

_________________
Nominee Exception

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Please sign exactly as name appears below.


        Dated: ____________________________, 1996


        _________________________________________
        Signature

        _________________________________________
        Signature if held jointly



                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.